Exhibit 99.1

Marina Biotech and The Debiopharm Group Partner to Develop and Commercialize RNAi-based Therapies for the Treatment of Bladder Cancer

Lausanne, Switzerland and Bothell, WA, February 3, 2011 – The Debiopharm Group (Debiopharm), a global independent biopharmaceutical development group of companies with a main focus in oncology and serious medical conditions, and Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, announced today that they entered into an exclusive agreement concerning the development and commercialization of Marina Biotech’s pre-clinical program in bladder cancer. Debiopharm and Marina Biotech will work together to advance to market an RNAi-based therapy for the treatment of non-muscle invasive bladder cancer. Debiopharm will have full responsibility for the development and commercialization of any products arising from the partnership. Under the terms of the agreement, Debiopharm will pay Marina Biotech up to $25 million based on predefined research and development milestones as well as royalties on the sales of products resulting from the partnership. In addition, all Marina Biotech research and development costs for the bladder cancer program will be funded by Debiopharm beginning in February 2011. Further terms of the agreement were not disclosed.

“We are excited to enter into a development and commercialization partnership with Marina Biotech. Their RNAi drug discovery engine and, in particular, the pre-clinical work they’ve accomplished in developing a bladder cancer therapeutic are impressive. We look forward to working with the team at Marina Biotech and advancing this novel compound to patients in need,” said Dr Rolland-Yves Mauvernay, President and Founder of Debiopharm.

“We are extremely pleased that a partner such as Debiopharm has recognized the experience and expertise of the Marina Biotech team in the discovery and development of RNAi-based therapeutics,” stated J. Michael French, President and CEO of Marina Biotech. “Debiopharm’s world class capabilities in clinical development, regulatory affairs and CMC make them a perfect partner to advance such a unique therapeutic agent.”

About Debiopharm Group™

Debiopharm Group™ (Debiopharm) is a Swiss-based global biopharmaceutical group of companies with a focus on the development of prescription drugs that target unmet medical needs. The group in-licenses, develops and/or co-develops promising biological and small molecule drug candidates having reached clinical development phases I, II or III. Debiopharm is also prepared to consider earlier stage candidates. It develops its products for global registration and maximum commercial potential. The products are out-licensed to pharmaceutical partners for sales and marketing. Besides drug development, Debiopharm Group has recently embarked in the field of companion diagnostics with a view to progressing in the area of personalised medicine. Debiopharm independently funds the worldwide development of all of its products while providing expertise in pre-clinical and clinical trials, manufacturing, drug delivery and formulation, and regulatory affairs. For more information on Debiopharm Group™, please visit: www.debiopharm.com.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in hepatocellular carcinoma and bladder cancer. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Marina Biotech, Inc. Contact:

Marina Biotech, Inc.

Pete Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Debiopharm S.A. Contacts:

In Switzerland

Maurice Wagner

Director Corporate Affairs & Communication

Tel.: +41 (0)21 321 01 11

Fax: +41 (0)21 321 01 69

mwagner@debiopharm.com

In London

Maitland

Brian Hudspith

Tel: +44 (0)20 7379 5151

bhudspith@maitland.co.uk

In New York

Russo Partners, LLC

Martina Schwarzkopf, Ph.D.

Account Executive

Tel: +1 212-845-4292

Fax: +1 212-845-4260

martina.schwarzkopf@russopartnersllc.com